Exhibit 5
                    Opinion of Counsel and Consent of Counsel

Board of Directors
USA Biomass Corporation

Re: Registration Statement on Form SB-2

Gentlemen: As counsel to USA Biomass Corporation, a Delaware corporation (the "Company"), we have participated in the preparation of the Company's
Registration Statement on Form SB-2 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 722,581 shares of the Company's $.002 par value Common Stock (the "Shares"). As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations, we are of the opinion that the Shares, when issued in the manner set forth in the Registration
Statement, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to our firm contained therein under "Legal Matters."

Sincerely,

/s/ Stepp & Beauchamp LLP
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